Exhibit 10.3

EXECUTIVE SERVICES AGREEMENT

(ENG, PositiveID and Lyle Probst)

This EXECUTIVE SERVICES AGREEMENT (this “Agreement”), dated as of June 12, 2017 (the “Effective Date”), is entered into by and among PositiveID Corporation, a Delaware corporation (“PSID”), Lyle Probst, an individual (“Executive”) and E-N-G Mobile Systems, Inc., a California corporation (“ENG”).

Preliminary Statements

A.	ENG desires that PSID provide certain Services (as defined below) to ENG upon the terms and subject to the conditions of this Agreement.

B.	PSID is willing to provide such Services to ENG upon the terms and subject to the conditions of this Agreement.

C.	Executive is willing to provide the Services on behalf of PSID.

Agreement

In consideration of the mutual covenants contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services and Compensation.

1.1 Services. During the Term (as defined below), PSID shall provide or cause to be provided to ENG the services of the Executive to act as President of ENG (“Services”). It is understood that the Executive is the President of PSID, is compensated by PSID, and is a full time employee of PSID. Such Services will consist of fifty percent (50%) of the Executive’s total working hours, but not less than twenty (20) hours per week except for holidays and vacation days as reasonably agreed between PSID and Executive, during the Term. PSID shall not be obligated to expand the scope of the Services beyond the scope of the Services being provided to ENG under this Agreement.

1.2 Compensation for Services.

(a) As compensation for the Services to be provided by PSID to ENG hereunder, ENG shall pay nine thousand five hundred twenty five dollars ($9,525) per month.

(b) Compensation for the Services shall be paid by ENG to PSID, on or about the fifteenth day of the calendar month in which the Services have been performed, via check made to the order of PSID or by wire transfer. The first payment shall be payable on or about June 15, 2017 (but shall be prorated for the month of June) and each of the eleven months thereafter during the Term.

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1.3 Cooperation. ENG and PSID agree to use their commercially reasonable efforts to cooperate with and provide the other with any information necessary to facilitate PSID’s ability to cause Executive to provide the Services. Each party will use its commercially reasonable efforts, and will cooperate as reasonably required, to obtain any consents or approvals from third parties necessary to facilitate the ability of PSID to cause Executive to provide the Services.

2. Term and Termination.

2.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect with respect to the Services until June 30, 2018.

2.2 Termination. This Agreement may not be terminated by ENG or PSID for any reason except as otherwise set forth below or because of the failure of a party to make payment for delivery of Services. Unless otherwise extended by agreement of the parties in writing, this Agreement shall terminate on June 30, 2018.

(a) Death or Disability. If the Executive dies during the Term, this Agreement shall terminate as of the date of the Executive’s death. If the Executive becomes unable to perform the Services for thirty (30) consecutive days (or any ninety (90) days during any twelve (12) month period) due to a physical or mental disability (hereinafter, a “Disability”), (i) ENG may elect to terminate this Agreement at any time thereafter, and (ii) the Term shall terminate as of the date of such election. All Disabilities shall be certified by a physician acceptable to both ENG and PSID, or, in case ENG and PSID cannot agree upon a physician within thirty (30) days, then by a physician selected by physicians designated by each of ENG and PSID. If either ENG or PSID should fail to designate a physician within thirty (30) days of the end of the initial 30-day period, then the physician designated by the other party shall be deemed the physician selected for purposes of this Section 2.2(a). The Executive’s failure to submit to any physical examination by such physician after such physician has given reasonable notice of the time and place of such examination shall be conclusive evidence of a Disability.

(b) Cause. ENG, at its option, may terminate the Agreement and all of the obligations of ENG under this Agreement with immediate effect for Cause. ENG shall have “Cause” to terminate the Executive’s provision of Services hereunder in the event of (i) the Executive’s conviction of, or plea of guilty or nolo contendere to a felony, (ii) the Executive’s gross negligence in the performance of the Services which is not cured within a reasonable period of time (determined by the Board of Directors, but such reasonable period of time shall be within five (5) days after written notice of the gross negligence), (iii) the Executive’s dishonest act, bad faith, or a violation of an ENG policy in the performance of the Services to the detriment of ENG, (iv) the willful engaging in by the Executive of violations of ENG policy and/or directives the Board of Directors, (v) the Executive’s other material breach of Executive’s obligations under this Agreement, which is not cured within a reasonable period of time (determined by the Board of Directors, but reasonable period of time shall be within ten (10) days after written notice of the breach) or (vi) the Executive’s failure to adequately perform the Services as determined by the Board of Directors, which is not corrected within a reasonable period of time (determined by the Board of Directors, but such reasonable period of time shall be within ten (10) days after written notice of the failure.

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2.3 Termination of Obligations. In the event of termination of the Agreement in accordance with Section 2.2, all obligations of ENG, PSID and the Executive under this Agreement shall terminate; provided, however, that notwithstanding anything to the contrary in this Agreement, the provisions of the CIINA (as hereinafter defined) shall survive such termination. In the event of termination of this Agreement in accordance with Section 2.2, the Executive and PSID shall cooperate with ENG in order to ensure an orderly transfer of the Executive’s duties and responsibilities.

3. Cooperation of the Parties.

3.1 Access to Personnel and Records. PSID, Executive and ENG shall cooperate with each other in providing reasonable access to personnel and records needed to perform or document the Services and their cost.

3.2 Further Assurances. PSID and Executive shall take all other actions reasonably necessary for the Services to be performed on a timely basis and in a manner consistent with past care and practice unless otherwise specifically agreed in writing.

4. Standard of Care; Limitations on Liability.

4.1 Standard of Care. In the performance of the Services, PSID and Executive shall provide the Services promptly and in a professional manner, and shall exercise the degree of care normally exercised by it in connection with its own affairs, but in no event less than the standard of care exercised by it in delivering services to ENG prior to the Effective Date. Except in cases of gross negligence or willful misconduct, PSID and Executive shall have no liability to ENG with regard to the breach of any duty or obligation to ENG as herein set forth.

4.2 Limitation on Damages. In no event shall PSID or Executive be liable to ENG for any special, indirect, incidental, consequential, punitive or similar damages, including but not limited to lost profits, loss of data or business interruption losses, unless such damage was caused by gross negligence or willful misconduct.

5. Confidentiality, Inventions and Non-Compete.

In connection with this Agreement, the Executive shall execute and deliver to ENG a Confidential Information, Inventions and Non-Compete Agreement, in the form attached to this Agreement as Exhibit A (the “CIINA”), which shall govern the Executive’s obligations during and after the Term.

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6. Miscellaneous.

6.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof.

6.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. NO ACTION, SUIT OR PROCEEDING MAY BE BROUGHT OR MAINTAINED CONCERNING MATTERS COVERED BY THIS AGREEMENT EXCEPT IN A COURT OF THE STATE OF CALIFORNIA. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA.

6.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of PSID and ENG.

6.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by PSID or ENG (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by PSID and ENG and their respective successors and permitted assigns.

6.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than ENG and PSID and their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

6.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on PSID, Executive and ENG, notwithstanding that not all parties are signatories to the same counterpart. This Agreement may be executed by portable document format and facsimile signatures.

6.7 Independent Contractor. The relationship of ENG, on the one hand, and PSID and Executive, on the other hand, to each other under this Agreement shall be that of independent contractors.

6.8 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

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If to PSID at:	PositiveID Corporation
1690 South Congress Avenue, Suite 201
Delray Beach, Florida 33445
Attention: William Caragol
Fax Number: 561-805-8001

If to ENG at:	E-N-G Mobile Systems, Inc.
2245 Via De Mercados
Concord, California 94520
Attention: Kent Murray
Fax Number: 925-798-0152

If to Executive at:	Lyle Probst
3270 Concord Avenue
Brentwood, CA 94513

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

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IN WITNESS WHEREOF, the parties hereto have duly caused the execution of this Agreement by their duly authorized representative or officer, as of the day and year first above written.

PSID: POSITIVEID CORPORATION

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

ENG: E-N-G MOBILE SYSTEMS, INC.

By:	/s/ Zen Hunter-Ishikawa
Name:	Zen Hunter-Ishikawa
Title:	Secretary

EXECUTIVE: LYLE PROBST

/s/ Lyle L. Probst

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Exhibit A

Confidential Information, Inventions and Non-Competition Agreement

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